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                              TOTAL SYSTEM SERVICES, INC.
                   Statement re Computation of Per Share Earnings

     The following computations set forth the calculations of primary and fully diluted earnings per share for the quarters ended March 31, 1997 and 1996:

                                 Quarter ended            Quarter ended
                                March 31, 1997           March 31, 1996
                              --------------------    --------------------
                                         Fully                     Fully
                              Primary    Diluted      Primary      Diluted
                              Earnings   Earnings     Earnings     Earnings
                              Per Share  Per Share    Per Share    Per Share
                              ---------- ----------   ----------   ----------
Net income                $   8,516,707  $ 8,516,707 $  5,969,214  $ 5,969,214
                            ===========  ===========  ===========   ==========
Weighted average number
 of common shares
 outstanding                129,289,680  129,289,680  129,281,960  129,281,960

Net increase due to assumed
 issuance of shares related
 to stock options outstanding
 computed using the treasury
 stock method                   171,204      171,204      152,178      162,616
                            -----------  -----------  -----------  -----------
Adjusted weighted average
 number of common and common
 equivalent shares
 outstanding                129,460,884  129,460,884  129,434,138  129,444,576
                            ===========  ===========  ===========  ===========

Net income per common
 and common equivalent
 share outstanding       $          .07  $       .07  $       .05  $       .05
                            ===========  ===========  ===========  ===========


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